As filed with the Securities and Exchange Commission on April 4, 2019

Registration No. 333-208846

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARRIS INTERNATIONAL PLC

(Exact Name of Registrant as Specified in its Charter)

England and Wales	98-1241619
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

3871 Lakefield Drive
Suwanee, Georgia	30024
(Address of Principal Executive Offices)	(Zip Code)

ARRIS International plc 2011 Stock Incentive Plan

(Full title of the plan)

Patrick W. Macken

ARRIS International plc

3871 Lakefield Drive

Suwanee, Georgia 30024

(Name and address of agent for service)

(678) 473-2000

(Telephone number, including area code, of agent for service)

Copy to:

W. Brinkley Dickerson, Jr.

Troutman Sanders LLP

600 Peachtree Street, N.E., Suite 3000

(404) 885-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 relates to the following Registration Statement on Form S-8 (Registration No. 333-208846) (the “Registration Statement”) filed by ARRIS International plc, a public limited company organized under the laws of England and Wales (the “Company” or “ARRIS”), on January 4, 2016.  The Registration Statement registered 28,993,098 total shares of the Company’s ordinary shares, £0.01 nominal value per share, pursuant to the ARRIS International plc 2011 Stock Incentive Plan.

On November 8, 2018, the Company entered into a bid conduct agreement with CommScope Holding Company, Inc. (“CommScope”), pursuant to which CommScope has agreed to acquire all of the issued and to be issued ordinary shares, £0.01 nominal value per share, of ARRIS for $31.75 per ordinary share pursuant to a court-sanctioned scheme of arrangement (the “Acquisition”).

As a consequence of the Acquisition, the Company has terminated all offerings of its securities under its existing registration statements on Form S-8, including the Registration Statement.  Accordingly, and in accordance with the undertakings made by the Company in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, solely to deregister any and all securities previously registered under the Registration Statement that remain unsold.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Suwanee, State of Georgia, on April 4, 2019.

ARRIS INTERNATIONAL PLC

By:	/s/ Bruce McClelland
Bruce McClelland
Chief Executive Officer

Note: No other person is required to sign this post-effective amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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